CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Total Fund Solution and to the use of our report dated February 28, 2023 on the financial statements and financial highlights of Cromwell CenterSquare Real Estate Fund (formerly the AMG Managers CenterSquare Real Estate Fund) and Cromwell Marketfield L/S Fund (formerly the Marketfield Fund), each a series of shares of beneficial interest in Total Fund Solution. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.
    /s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
April 26, 2023